News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637

CROWN HOLDINGS ANNOUNCES
INTENTION TO TRANSFER $740 MILLION IN US PENSION PLAN OBLIGATIONS

Tampa, FL - August 30, 2024. Crown Holdings, Inc. (NYSE: CCK) (Crown) announced that it has entered into an agreement to purchase a group annuity contract from Massachusetts Mutual Life Insurance Company (MassMutual) to fully guarantee benefits covered under the contract for nearly all of the retirees and deferred vested participants in its primary US defined benefit plans. The transaction provides a policy which covers the benefits for approximately 12,000 participants.

“We are carefully moving portions of our pension obligations to MassMutual, a highly rated and experienced insurance and retirement benefits provider,” said Kevin Clothier, Senior Vice President and Chief Financial Officer. “Upon completion of the transfer, Crown will eliminate approximately $740 million in both US pension plan assets and liabilities. When combined with previous buy-outs in Canada and the UK, the Company will have annuitized approximately $4 billion of pension liabilities since 2021. This transaction further strengthens Crown’s balance sheet, significantly reduces future earnings and cash flow risk, and maintains secure benefits for our pension plan participants.”

MassMutual will make payments to participants starting November 1, 2024. Benefits payable to the retirees and other plan participants will not be affected by the transaction.

The Company expects to contribute approximately $100 million to the plan and to record a one-time non-cash charge of approximately $450 million ($340 million after tax) in the third quarter of 2024 as a part of the plan settlement. The Company reaffirms its previously provided 2024 full year adjusted free cash flow guidance of at least $750 million.

About Crown Holdings, Inc.
Crown Holdings, Inc., through its subsidiaries, is a leading global supplier of rigid packaging products to consumer marketing companies, as well as transit and protective packaging products, equipment and services to a broad range of end markets. World headquarters are located in Tampa, Florida. For more information, visit www.crowncork.com.

About MassMutual
MassMutual is a leading mutual life insurance company that is run for the benefit of its members and participating policyowners. Founded in 1851, the company has been continually guided by one consistent purpose: we help people secure their future and protect the ones they love. MassMutual has financial strength ratings that are among the highest of any company in any industry at A++ by AM Best, AA+ by Fitch, Aa3 by Moody’s, and AA+ by S&P1. With a focus on delivering long-term value, MassMutual offers a wide range of protection, accumulation, wealth management and retirement products and services. For more information, visit www.massmutual.com.

1 – as of 07/31/2024

Cautionary Note Regarding Forward-Looking Statements
Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors, including whether the full settlement and irrevocable transfer of the Company’s risk related to the plan obligations will occur in September 2024, or at all; the amount of the charge the Company will incur in connection with the plan settlement; the Company’s ability to generate adjusted free cash flow and the impact of the transaction and plan settlement on the Company’s future cash flow and earnings. Important factors that could cause the statements made in this press release or the actual results of operations or financial condition of Crown to differ are discussed under the caption "Forward Looking Statements" in Crown's Form 10-K Annual Report for the year ended December 31, 2023 and in subsequent filings made prior to or after the date hereof. Crown does not intend to review or revise any particular forward-looking statement in light of future events.

News Release Corporate Headquarters 14025 Riveredge Drive, Suite 300 Tampa, FL 33637
Non-GAAP Measures
Adjusted free cash flow is not a defined term under U.S. generally accepted accounting principles (non-GAAP measures). Adjusted free cash flow is defined by the Company as net cash from operating activities less capital expenditures and certain other items. Non-GAAP measures should not be considered in isolation or as a substitute for income from operations, cash flow, leverage ratio, net income, effective tax rates, diluted earnings per share or interest expense and interest income prepared in accordance with U.S. GAAP and may not be comparable to calculations of similarly titled measures by other companies.

The Company views adjusted free cash flow as a principal measure of its liquidity. The Company considers this measure in the allocation of resources. Adjusted free cash flow has certain limitations, however, including that it does not represent the residual cash flow available for discretionary expenditures since other non-discretionary expenditures, such as mandatory debt service requirements, are not deducted from the measure. The amount of mandatory versus discretionary expenditures can vary significantly between periods. The Company believes that adjusted free cash flow provides a meaningful measure of liquidity and a useful basis for assessing the Company’s ability to fund its activities, including the financing of acquisitions, debt repayments, share repurchases or dividends.

For more information, contact:
Kevin Clothier, Senior Vice President and Chief Financial Officer, (215) 698-5281
Thomas T. Fischer, Vice President, Investor Relations and Corporate Affairs, (215) 552-3720